FORM 10-QA
DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
Exhibit 11


	Computation of Weighted Average Number of Shares Outstanding and Per Share Earnings

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

                                            Three Months Ended
                                           March 31, (Unaudited)

                                       1995                     1994


Earnings (loss) available for
 common shareholders:

 	Net earnings (loss)               $  (443,037)           $  (203,758)


Weighted average number of
 common shares outstanding
	and earnings per share:

Primary:

	Weighted average number of
  common shares outstanding           6,003,871              5,291,938

	Dilutive effect of options
 and warrants using treasury
	stock method                             --                     --


 Weighted average number of
 common and common 	equivalent
 shares outstanding                   6,003,871              5,291,938


Earnings (loss) per share - primary  $    (0.07)            $    (0.04)


Fully diluted:

	Weighted average number of common
  shares outstanding                  6,003,871              5,291,938

	Dilutive effect of options and
  warrants using treasury stock
  method                                  --                     --

	Weighted average number of
  common and common 	equivalent
  shares outstanding assuming full
  dilution                            6,003,871              5,291,938



Earnings (loss) per share -
 fully diluted                      $    (0.07)             $    (0.04)




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